UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2017

TUPPERWARE BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11657 (Commission File Number)	36-4062333 (IRS Employer Identification No.)

14901 South Orange Blossom Trail, Orlando, Florida	32837
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 407-826-5050

____________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01. Other Events.

Tupperware Brands Corporation (the "Company" or the "Registrant") announced today that, after being unable to find a buyer for its Beauticontrol unit, it will wind down that business over approximately the next 60 to 90 days.  Beauticontrol’s full year 2016 sales were $46.4 million and its operating loss was $9.4 million, of which $25.0 million and $5.3 million, respectively, was in the first half of the year.  The unit’s first half 2017 sales were $18.6 million and its operating loss was $2.6 million.  The Company estimates that the net cost of executing the wind down will be $20.0 million, of which about half will be in cash.  A portion of the net cost will be recorded in second quarter 2017 results.  The cost of the wind down includes payroll during the 60-day notice period under the Worker Adjustment and Retraining Notification Act (WARN Act) and severance, obligations under the lease of the unit’s manufacturing facility, the settlement of other operating liabilities and the write off of net assets not expected to be able to be converted to cash.  The results of Beauticontrol from August 2017 forward and the direct costs of the wind down will be considered an “item” in the non-GAAP reporting in the Company’s earnings releases.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION

Date: July 20, 2017	By:	/s/ Karen M. Sheehan
Karen M. Sheehan
Senior Vice President, General Counsel and Secretary